Exhibit 99.1

APOLLO ENDOSURGERY ANNOUNCES CEO TRANSITION
WILL TRANSITION TO ACCOMPLISHED COMMERCIAL AND OPERATIONAL MEDTECH VETERAN CHARLES MCKHANN

AUSTIN, Texas (February 8, 2021) - Apollo Endosurgery, Inc. ("Apollo" or the "Company") (Nasdaq: APEN), a global leader in next-generation minimally invasive medical devices for gastrointestinal and bariatric procedures, announced today a planned CEO change. Effective March 1, 2021, Charles (Chas) McKhann will become CEO and a member of the Board of Directors. Current CEO Todd Newton will help facilitate an effective transition to Mr. McKhann and has agreed to serve as a consultant to the Company for up to 6 months following his transition.
John Barr, Chairman of Apollo's Board of Directors, commented, "We are pleased to announce Chas' appointment, and we want to thank Todd for his excellent stewardship. While Todd's achievements are many, his leadership during the COVID-19 pandemic has been particularly notable. In the past year, Todd's timely decision making has resulted in a leaner company, with a materially stronger balance sheet. He has built a robust foundation for the next stage of Apollo's growth. On a path to profitability, driven by continued strong sales of OverStitch™ and Orbera®, and with the recent approval and upcoming full commercial launch of X-Tack™, we felt the time was appropriate to transition to a new leader."
Mr. Newton made a number of lasting contributions to the evolution and growth of the Company. Under his 6½ year leadership, the Company established a global sales and distribution footprint supported by internal manufacturing and a robust quality system. His work on rationalizing and repositioning the Company's product portfolio has been particularly important, with the FDA PMA approval of Orbera followed by the OverStitch Sx™ and X-Tack approvals being key milestones. These approvals have expanded the Company's world-leading endolumenal suturing franchise in both the upper and lower GI markets.
Mr. McKhann is a proven medtech executive with experience at both large device companies such as Boston Scientific and Johnson & Johnson, and earlier stage companies such as Torax Medical (acquired by Johnson & Johnson) and Intersect ENT. While at Johnson & Johnson, he played a significant role in the launch of the first drug eluting stent, Cypher®, helping to significantly increase market share. He has extensive hands-on experience in clinical, regulatory and reimbursement activities supporting a variety of novel and innovative medical devices. Mr. McKhann started his career at McKinsey & Co., and earned a Bachelor's degree and Masters of Business Administration from Stanford University.
Mr. Barr commented, "We are excited to have a proven executive like Chas join Apollo and to lead our management team. The launch of X-Tack represents a potential inflection point in the growth of the company. Chas brings a great depth of experience in successfully commercializing new technologies including securing reimbursement and building strong, supporting medical economics cases."
"This is an exciting time for Apollo," Mr. McKhann stated. "As an innovative company with truly game-changing technology, we have the potential to revolutionize gastrointestinal procedures and the management of obesity, improving the lives of millions of patients with GI and bariatric conditions. We have extraordinary opportunities to continue to accelerate the expansion of our product franchises globally. I am honored to lead Apollo and the management team as we execute our strategy of delivering life-changing technology to our patients and generating profitable growth for our Company."
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on next-generation, minimally invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal defect repairs to the interventional treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, the ORBERA® Intragastric Balloon, and the X-TackTM Endoscopic HeliX Tacking System.
Apollo's common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the continued spread of the COVID-19 virus and the impact it may have on the Company's operations, the demand for the Company's products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo's existing products and technologies; market acceptance of Apollo's products; the execution of Apollo's gross margin improvement projects; the ability to collect future payments from ReShape; statements relating to the availability of cash for Apollo's future operations; and Apollo's ability to support the adoption of its products and broaden its product portfolio as well as other factors detailed in Apollo's periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2019 and its Form 10-Q for the period ending September 30, 2020. Copies of reports filed with the SEC are posted on Apollo's website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts

Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com